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                                                                    EXHIBIT 99.5


                           EXECUTIVE COMMITTEE CHARTER
                                       OF
                        REMINGTON OIL AND GAS CORPORATION

PURPOSE AND RESPONSIBILITIES

The Executive Committee is a standing committee of the Board of Directors. Its primary function is to decide matters on behalf of the Company on which action by the entire Board of Directors is either difficult due to circumstances, or unnecessary. The power of the Executive Committee to act on behalf of the entire Board of Directors shall extend to all matters not precluded by law, the Company's Certificate of Incorporation, By-Laws, or the Corporate Charter Documents (as defined in the By-Laws).

ORGANIZATION AND FUNCTIONS

         - Appointment and Term. The Executive Committee shall be appointed annually by a majority vote of the Board of Directors. The Board of Directors, by majority vote, may remove any member of the Executive Committee. Except for the prior resignation or removal, each member of the Executive Committee shall serve on the Executive Committee until his or her term of office as a director of the Company expires.

         - Composition and Eligibility. The Executive Committee shall be composed of three Directors. The Lead Non-Management Director will automatically be a member of the Executive Committee. All Directors are eligible for membership on the Executive Committee.

         - Qualifications. In addition to meeting the director qualifications set forth in the Company's Corporate Governance Guidelines, the members of the Executive Committee shall demonstrate an understanding of Company operations and projects and the appropriate risk of each operating decision.

         - Majority of Members must be Non-Management. A majority of the members of the Executive Committee must be non-management directors. In addition, only one member of the Executive Committee may come from management but one member of the Executive Committee must be from management.

         - Appointment of Chairperson. The Executive Committee shall recommend a Chairperson from among its members to the Board of Directors for approval. It is the responsibility of the Chairperson to schedule all meetings of the committee and provide the Executive Committee, other members of the board, and the Company's Secretary with a written notice and written agenda for all meetings.

         - Meetings. The Executive Committee shall meet at least once per year or more frequently as circumstances require. The Executive Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

         - Reporting and Minutes. The Executive Committee shall report to the entire Board of Directors and shall provide all notices and minutes of meetings of the Executive Committee to the Board of Directors. All notices, agendas, and

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                  minutes of meetings shall be provided to the Company's
                  management in order for payment of any applicable meeting fees and expenses to be made.

         - Access to Management and Consultants. The Executive Committee shall have unrestricted access to members of management and all information relevant to its responsibilities. The Executive Committee is authorized and empowered to retain such independent advisors, including counsel that the Executive Committee may deem necessary in order to carry out its responsibilities. No engagement shall be a valid act of the committee and no compensation for the services of such advisors shall be paid by the Company unless, prior to such engagement, the Company Secretary was advised of the decision to engage the advisor, a preliminary budget for the engagement of the advisor was submitted to the Company Secretary, the identity of the advisor was made known to the Company Secretary so that conflicts could be checked and independence verified, and the Company Secretary was provided an undertaking by the committee chairperson that any and all letters, reports, and studies prepared by the advisor will be made known and made available to the Company's Board of Directors as a whole.

         -        Functions regarding reporting Committee Actions to Full Board.
                  The Executive Committee shall report committee actions to the Board of Directors with such recommendations as the committee may deem appropriate.

         - Review of Charter. The Executive Committee shall review its charter on an annual basis and recommend any changes to the Board of Directors for approval.

         - Annual Performance Review. The Executive Committee shall prepare an annual evaluation of the Executive Committee in accordance with the Company's By-Laws.

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